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                                                                     Exhibit 4.9

                             THIRD AMENDMENT TO THE
                           COOPER CAMERON CORPORATION
                           COMPENSATION DEFERRAL PLAN

     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN (the "Plan"); and

     WHEREAS, the Company desires to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan shall be amended as follows; effective as of January 1, 2000:

     1. The term "Board" shall be deleted from Section 2.2 of the Plan and the phrase "Chief Executive Officer of the Company" shall be substituted therefor.

     2. Section 2.4 of the Plan shall be deleted and the following shall be substituted therefor:

          "2.4 Time of Making Elections. Any election which may be made by a Participant under this Article II must be made (i) as to Base Salary, not later than December 31 of the calendar year preceding the calendar year during which the Base Salary to which such election relates is earned, and
     (ii) as to Incentive Awards, not later than June 30 of the calendar year during which the Incentive Award to which such election relates is earned. Notwithstanding the foregoing, for any calendar year during which an employee first becomes eligible to participate in the Plan, (i) elections as to the Participant's Base Salary must be made within 30 days of such employee first becoming so eligible and shall apply to the first payroll period following such election, and (ii) elections as to the Participant's Incentive Awards must be made within 30 days of such employee first becoming so eligible or by June 30 of such calendar year, if later, and shall apply to the entire Incentive Award for such calendar year; provided, the amount of such Incentive Award is not reasonably ascertainable at the time of such initial eligibility following June 1. All elections shall be made in the manner and form prescribed by the Company."

     3. As amended hereby, the Plan is specifically ratified and reaffirmed.

     EXECUTED at Houston, Texas this 10th day of February, 2000.

                                               COOPER CAMERON CORPORATION


                                               By: /s/ William C. Lemmer
                                                   -----------------------------
                                                   Name:  William C. Lemmer
                                                   Title: Vice President